FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-10

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 10/25/16 09:00:01

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C36 - PUBLIC NEW ISSUE **IO LAUNCH** $757.342 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC AND BARCLAYS CAPITAL INC.

CO-MANAGERS: ACADEMY SECURITIES, INC. AND CITIGROUP GLOBAL MARKETS INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	~PROCEEDS($MM)	LAUNCH
X-A	AAAsf/Aaa(sf)/AAA	600.724	57.2	T+215

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/NR/AAA	41.836	N/A	N/A	N/A	N/A
D	BBB-sf/NR/BBB	41.836	6.875%	9.95	54.8%	13.2%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$858,177,959
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	98
WA CUT-OFF LTV:	58.9%
WA BALLOON LTV:	50.9%
WA U/W NCF DSCR:	2.30x
WA U/W NOI DEBT YIELD:	12.3%
WA MORTGAGE RATE:	4.218%
TOP TEN LOANS %:	50.8%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	2

LOAN SELLERS:	BARCLAYS(31.0%), WFB(28.2%), CIIICM(12.0%), RMF(11.4%), NCB(8.4%), BANCORP(5.4%), BASIS(3.6%)

TOP 3 PROPERTY TYPES:	RETAIL (30.6%), OFFICE (23.8%), HOSPITALITY (15.4%)

TOP 5 STATES:	NY(13.0%), IL(10.9%), OH(10.4%), VA(10.4%), CA(9.9%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	C-III ASSET MANAGEMENT LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	C-III INVESTMENT MANAGEMENT LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY(MSTAR/FITCH), WED(MOODYS)
ANTICIPATED PRICING:	TODAY at 10:30am
ANTICIPATED SETTLEMENT:	NOVEMBER 3, 2016

ROADSHOW
BOSTON, BREEAKFAST:	TUES, 10/18 @ 8:30AM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	TUES, 10/18 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, LUNCH:	TUES, 10/18 @ 12:30PM ET, MAX'S DOWNTOWN
DES MOINES,LUNCH:	TUES, 10/18 @ 1:30PM CT, DES LUX HOTEL
NEW YORK 1x1's:	WED, 10/19

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCMC36
FINAL LINK:	http://www.netroadshow.com/nrs/wp/default.html?show=ABB635

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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